As filed with the Securities and Exchange Commission on August 1, 2024

Registration No. 333-______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GoDaddy Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware		46-5769934
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
100 S. Mill Ave, Suite 1600 Tempe, Arizona 85281
(Address including zip code of Principal Executive Offices)
GoDaddy Inc. 2024 Omnibus Incentive Plan GoDaddy Inc. 2024 Employee Stock Purchase Plan
(Full title of the plan)
Aman Bhutani Chief Executive Officer GoDaddy Inc. 100 S. Mill Ave Tempe, Arizona 85281 Telephone: (480) 505-8800
(Telephone number, including area code, of agent for service)

Copy to:
Veronica M. Wissel Esq. Davis Polk & Wardwell, LLP 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I is omitted from this filing and is included in documents sent or provided to participants of the GoDaddy Inc. 2024 Omnibus Incentive Plan (the “Omnibus Incentive Plan”) and the GoDaddy Inc. 2024 Employee Stock Purchase Plan (the “ESPP”, and together with the Omnibus Incentive Plan, the “Plans”) covered by this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. INCORPORATION BY REFERENCE.
GoDaddy Inc. (the “Registrant”) is subject to the informational and reporting requirements of Sections 13(a), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:

(a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Commission on February 29, 2024 (the “Annual Report”), including the sections of the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2024 Annual Meeting of Stockholders, as filed with the Commission on April 25, 2024, incorporated by reference in the Annual Report;
(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the document referred to in (a) above, including the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024 and June 30, 2024, as filed with the Commission on May 3, 2024 and August 1, 2024, respectively, and the Registrant’s Current Reports on Form 8-K, as filed with the Commission on January 11, 2024, January 23, 2024, February 8, 2024, May 21, 2024, May 31, 2024, June 7, 2024 and June 27, 2024; and
(c) The description of the Registrant’s capital stock included as Exhibit 4.6 to the Annual Report, including any amendment or report filed for purposes of updating such description.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of the post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. DESCRIPTION OF SECURITIES.

Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Registrant is a Delaware corporation. Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) enables a corporation to eliminate or limit the personal liability of its directors and “officers” (as defined in accordance with such section) to the corporation or its stockholders for monetary damages for breach of a director’s or officer’s fiduciary duty, except:
•for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders;
•for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•for liability of a director pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions);
•for any transaction from which the director or officer derived an improper personal benefit; or
•for liability of an officer in any action by or in the right of the corporation.
In accordance with Section 102(b)(7) of the DGCL, the Registrant’s restated certificate of incorporation includes a provision eliminating, to the fullest extent permitted by the DGCL, the liability of each corporation’s directors to such corporation or its stockholders for monetary damages for breach of fiduciary as director. The Registrant’s restated certificate of incorporation does not include a provision eliminating or limiting the liability of any officer of the corporation to the corporation or its stockholders.
Section 145(a) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such person had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the corporation’s request as a director, officer, employee or agent of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by or in the right of the corporation to procure a judgment in its favor against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation; provided further that a corporation may not indemnify such person in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Under Section 145(c)(1) of the DGCL, if a present or former director or “officer” (as defined in accordance with such) of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) or (b) of the DGCL (or any claim, issue or matter therein), such corporation is required to indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. In addition, Section 145(c)(2) empowers, but does not require, a corporation to indemnify any person who is not a present or former director or “officer” (as defined in accordance with Section 145(c)(1)) of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145(a) or (b) of the DGCL (or any claim, issue or matter therein).
The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise. The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
In accordance with Section 145 of the DGCL, the Registrant’s second amended and restated by-laws provide that every person who was or is a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or “officer” (as defined by Rule 16a-1(f) promulgated under the Exchange Act) of the corporation or, while a director or “officer,” is or was serving at the request of the corporation as a director or officer of another corporation, or as its representative in a joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the DGCL against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided that (i) the corporation shall not indemnify such person in connection with a proceeding (or part thereof) initiated by such person (other than a proceeding to enforce indemnification or advancement rights or with respect to any compulsory counterclaim brought by such person), unless such proceeding (or part thereof) was authorized by the Board of Directors; (ii) the provisions of our second amended and restated bylaws do not require the corporation to indemnify (a) a current or former “officer” for any amounts paid in settlement of any indemnifiable proceeding unless the corporation has consented to such settlement (which consent may not be unreasonably withheld, delayed or conditioned) or (b) any such person for any disgorgement of profits made from the purchase or sale by such person of securities of the corporation under Section 16(b) of the Exchange Act. Expenses incurred by a present or former director or “officer” in defending such an action, suit or proceeding (or in any compulsory counterclaim brought by such person) shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of, if required by the DGCL, an undertaking by or on behalf of such person to repay any amount if it is ultimately determined that such director or officer is not entitled to indemnification by the corporation as authorized by the relevant sections of the DGCL; provided that the corporation is entitled to assume the defense of such action, suit or proceeding, with counsel reasonably acceptable to such person, upon the delivery to such person of written notice of its election to do so.
Pursuant to the Registrant’s by-laws, the Registrant may maintain a directors’ and officers’ insurance policy which insures the directors or officers of such corporation and those serving at the request of such corporation as a director, officer, employee or agent of another enterprise, against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to Delaware law. The Registrant currently has a policy providing directors and officers liability insurance in certain circumstances.
In addition, the Registrant has entered into separate indemnification agreements with certain of its current and former directors and executive officers. The indemnification agreements provide generally that the Registrant will indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by directors and executive officers in investigating or defending any such action, suit or proceeding.
Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

    Item 8. EXHIBITS.

Exhibit Number	Exhibit Description
4.1
Specimen common stock certificate of GoDaddy Inc. (incorporated herein by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A, filed on March 19, 2015 (File No. 333-196615))

4.2
Second Amended and Restated Bylaws of GoDaddy Inc., dated July 7, 2022 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on July 8, 2022 (File No. 001-36904))

4.3
Restated Certificate of Incorporation of GoDaddy Inc., dated June 1, 2022 (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed on June 3, 2022 (File No. 001-36904))

5.1	Opinion of Davis Polk & Wardwell LLP (filed herewith)
23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1)
23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)
24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	GoDaddy Inc. 2024 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 7, 2024 (File No. 001-36904))
99.2	GoDaddy Inc. 2024 Employee Stock Purchase Plan ((incorporated herein by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K, filed on June 7, 2024 (File No. 001-36904))
107	Filing Fee Table (filed herewith)
Item 9. UNDERTAKINGS.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and
(iii)    To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on this 1st day of August 2024.

GODADDY INC.
By:	/s/ Mark McCaffrey
Name: Mark McCaffrey
Title: Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES
We, the undersigned officers and directors of GoDaddy Inc., hereby severally constitute Aman Bhutani and Mark McCaffrey (with full power to each of them to act alone), and each of them singly, our true and lawful attorneys-in-fact and agents with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all subsequent amendments to said Registration Statement, and generally to do all such things in our names and behalf in our capacities as officers and directors to enable GoDaddy Inc. to comply with all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorneys-in-fact, or any of them, to said Registration Statement and any and all amendments thereto.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Aman Bhutani	Chief Executive Officer and Director (Principal Executive Officer)	August 1, 2024
Aman Bhutani
/s/ Mark McCaffrey	Chief Financial Officer (Principal Financial Officer)	August 1, 2024
Mark McCaffrey
/s/ Nick Daddario	Chief Accounting Officer (Principal Accounting Officer)	August 1, 2024
Nick Daddario
/s/ Brian H. Sharples	Chairman of the Board of Directors	August 1, 2024
Brian H. Sharples
/s/ Herald Y. Chen	Director	August 1, 2024
Herald Y. Chen
/s/ Caroline F. Donahue	Director	August 1, 2024
Caroline F. Donahue
/s/ Mark Garrett	Director	August 1, 2024
Mark Garrett
/s/ Graham Smith	Director	August 1, 2024
Graham Smith
/s/ Leah Sweet	Director	August 1, 2024
Leah Sweet

/s/ Srinivas Tallapragada	Director	August 1, 2024
Srinivas Tallapragada
/s/ Sigal Zarmi	Director	August 1, 2024
Sigal Zarmi